SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                   FORM 8-K/A

                                 Amendment No. 1

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 25, 2000

                         CALIFORNIA WATER SERVICE GROUP
                         ------------------------------
             (Exact name of registrant as specified in its charter)


        Delaware                  1-13883                        77-0448994
State of Incorporation       Commission File No.          IRS Employer ID Number


                   1720 North First Street, San Jose, CA 95112
     Address, including Zip code, of registrant's principal executive office


                                 (408) 367-8200
               Registrant's telephone number, including area code


                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5.           Other Events

         The Merger (Merger) between California Water Service Group ("Registrant") and Dominguez Services Corporation ("Dominguez") was completed on May 25, 2000. Each outstanding Dominguez common share was exchanged for 1.38 shares of Registrant common stock. To complete the merger, the Company issued 2,210,254 new common shares in exchange for the 1,601,679 outstanding Dominguez shares. The acquisition was accounted for as a tax-free pooling of interests.

         The Registrant hereby files as Exhibit 10.1 hereto, its audited supplemental consolidated balance sheets as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, along with the notes to the supplemental consolidated financial statements and the independent auditors' report.


                              CALIFORNIA WATER SERVICE GROUP

Date: July 27, 2000                 By: /s/ Peter C. Nelson
                                        President and Chief Executive Officer

                                  EXHIBIT INDEX
Exhibit                                                                   Page
-------

  10.1     Registrant's  audited  supplemental   consolidated  balance      4
           sheets as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, common stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, along with the notes to the supplemental consolidated financial statements and the independent auditors' report.

CALIFORNIA WATER SERVICE GROUP
Supplemental Consolidated Balance Sheet
December 31, 1999 and 1998

                                                                 IN THOUSANDS
                                                             -------------------
                                                                 1999      1998
--------------------------------------------------------------------------------
ASSETS

  Utility plant:
     Land                                                    $ 10,440   $ 9,185
     Depreciable plant and equipment                          776,795   734,304
     Construction work in progress                             14,661    11,620
     Intangible assets                                         10,790     9,351
--------------------------------------------------------------------------------
           Total utility plant                                812,686   764,460
     Less depreciation and amortization                       248,296   230,691
--------------------------------------------------------------------------------
           Net utility plant                                  564,390   533,769
--------------------------------------------------------------------------------
  Current assets:

     Cash and cash equivalents including
           restricted cash of $724 in 1999
           and $542 in 1998                                     2,379     1,760
        Receivables:
           Customers                                           14,333    12,048
           Other                                                4,777     3,992
     Unbilled revenue                                           8,199     6,967
     Materials and supplies at average cost                     2,247     2,265
     Taxes and other prepaid expenses                           6,416     6,915
--------------------------------------------------------------------------------
           Total current assets                                38,351    33,947
--------------------------------------------------------------------------------

  Other assets:
     Regulatory assets                                         37,441    40,474
     Unamortized debt premium and expense                       3,503     3,556
     Other                                                      1,822     1,397
--------------------------------------------------------------------------------
           Total other assets                                  42,766    45,427
--------------------------------------------------------------------------------
                                                            $ 645,507 $ 613,143
================================================================================

CAPITALIZATION AND LIABILITIES

  Capitaliztion:

     Common  stock, $.01 par value; 25,000
           shares authorized 15,094 shares
           outstanding in 1999 and 15,015 in 1998               $ 151     $ 150
     Additional paid-in capital                                49,340    48,372
     Retained earnings                                        145,610   139,054
     Accumulated other comprehensive loss                        (517)        -
--------------------------------------------------------------------------------
            Total common stockholders' equity                 194,584   187,576
     Preferred stock without mandatory
           redemption provision, $25 par value.
           380 shares authorized, 139 shares outstanding        3,475     3,475
     Long term debt, less current maturities                  168,866   149,975
--------------------------------------------------------------------------------
           Total capitalization                               366,925   341,026
--------------------------------------------------------------------------------
  Current liabilities:
     Current maturities of long term debt                       2,747     2,699
     Short-term borrowings                                     13,999    22,950
     Accounts Payable                                          26,748    19,125
     Accrued taxes                                              3,556     4,726
     Accrued interest                                           2,092     1,944
     Other accrued liabilities                                 13,569    12,138
--------------------------------------------------------------------------------
           Total current liabilities                           62,711    63,582
--------------------------------------------------------------------------------
  Unamortized investment tax credits                            3,096     3,202
  Deferred income taxes                                        25,796    31,254
  Regulatory and other liabilities                             22,544    15,710
  Advances for construction                                   105,556   101,573
  Contributions in aid of construction                         58,879    56,796
--------------------------------------------------------------------------------
                                                            $ 645,507 $ 613,143
================================================================================

     See accompanying notes to supplemental consolidated financial statements.


CALIFORNIA WATER SERVICE GROUP
Supplemental Consolidated Statement of Income
For the years ended December 31, 1999, 1998, 1997

                                                                            IN THOUSANDS, EXCEPT PER SHARE DATA
                                                                -----------------------------------------------------
                                                                          1999              1998               1997
---------------------------------------------------------------------------------------------------------------------
Operating revenue                                                  $   234,937      $    214,926       $    225,165
---------------------------------------------------------------------------------------------------------------------
Operating expenses:
     Operations:
           Purchased water                                              69,776            60,958             62,390
           Purchased power                                              14,355            12,541             13,893
           Pump taxes                                                    6,856             5,162              6,926
           Administrative and general                                   32,266            29,784             28,650
           Other                                                        28,963            28,131             26,673
     Maintenance                                                        10,200            10,191             10,431
     Depreciation and amortization                                      17,246            16,309             15,300
     Income taxes                                                       13,515            11,425             15,442
     Property and other taxes                                            9,138             8,744              8,315
---------------------------------------------------------------------------------------------------------------------
           Total operating expenses                                    202,315           183,245            188,020
---------------------------------------------------------------------------------------------------------------------
     Net operating income                                               32,622            31,681             37,145

Other income and expenses, net                                           3,514             1,746              1,499
---------------------------------------------------------------------------------------------------------------------
     Income before interest expense                                     36,136            33,427             38,644
Interest expense:
     Long-term debt interest                                            13,084            12,125             12,018
     Other interest                                                      1,081             1,442                869
---------------------------------------------------------------------------------------------------------------------
           Total interest expense                                       14,165            13,567             12,887
---------------------------------------------------------------------------------------------------------------------
Net income                                                         $    21,971      $     19,860           $ 25,757
=====================================================================================================================
Basic and diluted earnings per share of common stock               $      1.44      $       1.31       $       1.71
=====================================================================================================================

Average number of common shares outstanding                             15,090            15,014             15,014
Dilutive options outstanding                                                14                 7
                                                                 ----------------------------------------------------
Total dilutive common shares outstanding                                15,104            15,021             15,014
                                                                 ====================================================

See accompanying notes to supplemental consolidated financial statements.


CALIFORNIA WATER SERVICE GROUP
Supplemental Consolidated Statement of Common Stockholders' Equity
For the years ended December 31, 1999, 1998, 1997

                                                                       IN THOUSANDS
                                              --------------------------------------------------------------------
                                                                                          Accumulated
                                                          Additional                            Other
                                               Common        Paid-in     Retained       Comprehinsive
                                                Stock        Capital     Earnings                Loss       Total
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                    $ 150       $ 48,372     $123,251              $    -   $ 171,773
     Net income                                     -              -       25,757                   -      25,757
     Dividends paid:
           Preferred stock                          -              -          153                   -         153
           Common stock                             -              -       14,619                   -      14,619
---------------------------------------------------------------------------------------------------------------------
            Total dividends paid                    -              -       14,772                   -      14,772
---------------------------------------------------------------------------------------------------------------------
     Income reinvested in business                                         10,985                          10,985
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1997                      150         48,372      134,236                   -     182,758
---------------------------------------------------------------------------------------------------------------------
     Net income                                     -              -       19,860                   -      19,860
---------------------------------------------------------------------------------------------------------------------
     Dividends paid:
        Preferred stock                             -              -          153                   -         153
        Common stock                                -              -       14,889                   -      14,889
---------------------------------------------------------------------------------------------------------------------
            Total dividends paid                    -              -       15,042                   -      15,042
---------------------------------------------------------------------------------------------------------------------
     Income reinvested in business                                          4,818                           4,818
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                      150         48,372      139,054                   -     187,576
---------------------------------------------------------------------------------------------------------------------
     Issuance of new common stock                   1            968            -                   -         969
---------------------------------------------------------------------------------------------------------------------
     Net income                                     -              -       21,971                   -      21,971
---------------------------------------------------------------------------------------------------------------------
     Dividends paid:
           Preferred stock                          -              -          153                   -         153
           Common stock                             -              -       15,262                   -      15,262
---------------------------------------------------------------------------------------------------------------------
            Total dividends paid                    -              -       15,415                   -      15,415
---------------------------------------------------------------------------------------------------------------------
     Income reinvested in business                  -              -        6,556                   -       6,556
     Comprehensive loss                             -              -            -                (517)       (517)
---------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                    $ 151       $ 49,340     $145,610              $ (517)  $ 194,584
=====================================================================================================================

     See accompanying notes to supplemental consolidated financial statements.


CALIFORNIA WATER SERVICE GROUP
Supplemental Consolidated Statement of Cash Flows
For the years ended December 31. 1999, 1998, 1997

                                                                                               IN THOUSANDS
                                                                                        1999        1998       1997
---------------------------------------------------------------------------------------------------------------------
Operating activities:
     Net income                                                                      $ 21,971     $19,860    $25,757
---------------------------------------------------------------------------------------------------------------------
     Adjustments to reconcile net income to net cash provided
      by operating activities
         Depreciation and amortization                                                 17,246      16,309     15,300
         Deferred income taxes, investment tax credits, and
          regulatory assets and liabitlities, net                                       1,360         503      1,258
        Changes in operating assets and liabilities
           Receivables                                                                 (2,324)      2,224     (2,869)
           Unbilled revenue                                                            (1,187)       (780)       399
           Accounts payable                                                             7,623         332      1,635
           Other curent liabilities                                                      (467)      2,311        263
           Other changes, net                                                           3,334         892      1,919
--------------------------------------------------------------------------------------------------------------------
     Net adjustments                                                                   25,585      21,791     17,905
--------------------------------------------------------------------------------------------------------------------
           Net cash provided by operating activities                                   47,556      41,651     43,662
--------------------------------------------------------------------------------------------------------------------

Investing activities:
     Utility plant expenditures
           Company funded                                                             (35,535)    (35,963)   (29,733)
           Developer advances and contributions in aid of construction                (12,984)     (5,098)    (7,778)
     Other investments                                                                    (80)          -       (312)
--------------------------------------------------------------------------------------------------------------------
              Net cash used in investing activities                                   (48,599)    (41,061)   (37,823)
--------------------------------------------------------------------------------------------------------------------
Financing activities:
     Net short-term borrowings                                                         (8,951)      8,450      6,563
     Issuance of common stock                                                              46           -          -
     Issuance of long-term debt                                                        20,062           -      5,000
     Advances for construction                                                          7,480       3,972      4,906
     Refunds of advances for construction                                              (4,056)     (3,939)    (3,890)
     Contributions in aid of construction                                               4,814       3,982      2,940
     Retirement of long-term debt                                                      (2,318)       (785)    (4,414)
     Dividends paid                                                                   (15,415)    (15,042)   (14,772)
--------------------------------------------------------------------------------------------------------------------
           Net cash provided (used) in financing activities                             1,662      (3,362)    (3,667)
--------------------------------------------------------------------------------------------------------------------
Change in cash and cash equivalents                                                       619      (2,772)     2,172
Cash and cash equivalents at beginning of year                                          1,760       4,532      2,360
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                              $ 2,379     $ 1,760    $ 4,532
====================================================================================================================

Supplemental disclosures of cash flow information:
     Cash paid during the year for:
           Interest (net of amounts capitalized)                                     $ 13,796     $11,922    $12,750

           Income taxes                                                                11,499       9,501     15,666
--------------------------------------------------------------------------------------------------------------------

    See accompanying notes to supplemental consolidated financial statements.

Notes to Supplemental Consolidated Financial Statements
December 31, 1999, 1998, and 1997

Basis of Presentation

The Merger between California Water Service Group (Company) and Dominguez Services Corporation (Dominguez) was completed on May 25, 2000. On the merger date, each outstanding Dominguez common share was exchanged for 1.38 shares of Company common stock. To complete the merger, the Company issued 2,210,254 new common shares in exchange for the 1,601,679 outstanding Dominguez shares.

         The merger was accounted for as a pooling of interests. Accordingly, the Company's supplemental consolidated financial statements and footnotes presented in this report have been restated to include the accounts and results of Dominguez as if the merger had been completed as of the beginning of the earliest period presented. Certain reclassifications were made to the historic financial statements of the companies to conform presentation.

Note 1. Organization and Operations

         The Company is a holding company that through its wholly owned subsidiaries provides water utility and other related services in California, Washington and New Mexico. During 1999, the Company reincorporated as a Delaware corporation. California Water Service Company (Cal Water) and Washington Water Service Company provide regulated utility services under the rules and regulations of their respective regulatory commissions (jointly referred to as "Commissions"). CWS Utility Services provides non-regulated water utility and related utility services.


         Dominguez is a utility holding company whose subsidiaries provided water service to about 40,000 customers in 21 California communities. Its primary subsidiary, Dominguez Water Company, is a regulated water utility with its largest operation serving over 32,000 accounts located in the South Bay area of Los Angeles County adjacent to Cal Water's Hermosa Redondo and Palos Verdes districts. It also had operations in Kern County east of Cal Water's Bakersfield district serving over 4,000 accounts, in the Antelope Valley area serving about 1,200 accounts and in an area north of San Francisco referred to as Redwood Valley serving about 2,000 customers. Approximately half of Dominguez' 1999 and 1998 water revenue was derived from business and industrial customers. A single refinery customer provided 38% of the business-industrial revenue in 1999, 34% in 1998 and 33% in 1997. The Dominguez operations will become part of Cal Water's regulated operations.


         The Company operates primarily in one business segment, providing water and related utility services.

Note 2.  Summary of Significant Accounting Policies

         The supplemental consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The financial statements give retroactive effect to acquisitions, which were accounted for as pooling of interests. Intercompany transactions and balances have been eliminated.

         The accounting records of the Company are maintained in accordance with the uniform system of accounts prescribed by the Commissions. Certain prior years' amounts have been reclassified, where necessary, to conform to the current presentation.

         The preparation of supplemental consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Revenue consists of monthly cycle customer billings for regulated water service at rates authorized by the Commissions and billings to certain non-regulated customers. Revenue from metered accounts includes unbilled amounts based on the estimated usage from the latest meter reading to the end of the accounting period. Flat-rate accounts, which are billed at the beginning of the service period, are included in revenue on a pro rata basis for the portion applicable to the current accounting period.

Utility Plant Utility plant is carried at original cost when first constructed or purchased, except for certain minor units of property recorded at estimated fair values at dates of acquisition. Cost of depreciable plant retired is eliminated from utility plant accounts and such costs are charged against accumulated depreciation. Maintenance of utility plant is charged primarily to operation expenses. Interest is capitalized on plant expenditures during the construction period and amounted to $324,000 in 1999, $224,000 in 1998, and $267,000 in 1997.

         Intangible assets acquired as part of water systems purchased are stated at amounts as prescribed by the Commissions. All other intangibles have been recorded at cost. Included in intangible assets is $6,500,000 paid to the City of Hawthorne to lease the city's water system and associated water rights. The lease payment is being amortized on a straight-line basis over the 15-year life of the lease. The Company continually evaluates the recoverability of utility plant by assessing whether the amortization of the balance over the remaining life can be recovered through the expected and undiscounted future cash flows.

Depreciation Depreciation of utility plant for financial statement purposes is computed on the straight-line remaining life method at rates based on the estimated useful lives of the assets, ranging from 5 to 65 years. The provision for depreciation expressed as a percentage of the aggregate depreciable asset balances was 2.5% in 1999, 1998, and 1997. For income tax purposes, as applicable, the Company computes depreciation using the accelerated methods allowed by the respective taxing authorities. Plant additions since June 1996 are depreciated on a straight-line basis for tax purposes.

Cash Equivalents Cash equivalents include highly liquid investments, primarily U.S. Treasury and U.S. Government agency interest bearing securities, stated at cost with original maturities of three months or less.

Restricted Cash Restricted cash represents proceeds collected through a surcharge on certain customers' bills plus interest earned on the proceeds. The restricted cash is to service debt obligations on California Safe Drinking Water Bonds.

Long-Term Debt Premium, Discount and Expense The discount and expense on long-term debt is being amortized over the original lives of the related debt issues. Premiums paid on the early redemption of certain debt issues and unamortized original issue discount and expense of such issues are amortized over the life of new debt issued in conjunction with the early redemption.

Accumulated Other Comprehensive Loss The Company has an unfunded Supplemental Executive Retirement Plan. The unfunded accumulated benefit obligation of the plan exceeds the accrued benefit cost. This amount exceeds the unrecognized prior service cost, therefore accumulated other comprehensive loss has been recorded as a separate component of Stockholders' Equity.

Advances for Construction Advances for Construction consist of payments received from developers for installation of water production and distribution facilities to serve new developments. Advances are excluded from rate base for rate setting purposes. Annual refunds are made to developers without interest over a 20-year or 40-year period. Refund amounts under the 20-year contracts are based on annual revenues from the extensions. Unrefunded balances at the end of the contract period are credited to Contributions in Aid of Construction and are no longer refundable. Refunds on contracts entered into since 1982 are made in equal annual amounts over 40 years. At December 31, 1999, the amounts refundable under the 20-year contracts were $8,687,000 and under 40-year contracts $96,869,000. Estimated refunds for 2000 for all water main extension contracts are $4,264,000.

Contributions in Aid of Construction Contributions in Aid of Construction represent payments received from developers, primarily for fire protection purposes, which are not subject to refunds. Facilities funded by contributions are included in utility plant, but excluded from rate base. Depreciation related to contributions is charged to Contributions in Aid of Construction.

Income Taxes The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Measurement of the deferred tax assets and liabilities is at enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

         It is anticipated that future rate action by the Commissions will reflect revenue requirements for the tax effects of temporary differences recognized, which have previously been flowed through to customers.

         The Commissions have granted the Company customer rate increases to reflect the normalization of the tax benefits of the federal accelerated methods and available investment tax credits (ITC) for all assets placed in service after 1980. ITC are deferred and amortized over the lives of the related properties for book purposes.

         Advances for Construction and Contributions in Aid of Construction received from developers subsequent to 1986 were taxable for federal income tax purposes and subsequent to 1991 were subject to California income tax. In 1996 the federal tax law, and in 1997 the California tax law, changed and the major portion of future advances and contributions are nontaxable.

Earnings per Share Basic earnings per share (EPS) is calculated by dividing income available to common stockholders by the weighted average shares outstanding during the year. Diluted EPS is calculated by dividing income available to common stockholders by the weighted average shares outstanding and potentially dilutive shares.

Stock-Based Compensation The Company adopted Statement on Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation". The Company elected to adopt the provision of the statement that allows the continuing practice of not recognizing compensation expense related to the granting of employee stock options to the extent that the option price of the underlying stock was equal to or greater than the market price on the date of the option grant.

Note 3. Other Acquisitions

In 1999, the Company acquired all of the outstanding stock of Harbor Water Company and South Sound Utility Company, which form the operations of Washington Water Service Company, serving 14,800 regulated and non-regulated customers. The acquisitions were accounted for as pooling of interests in exchange for 316,472 shares of Company stock and assumption of long-term debt of $2,959,000. The results of operations previously reported by the separate entities and included in the accompanying supplemental consolidated financial statements are not significant.


         During 1998, Dominguez purchased the assets of Lucerne Water Company, Rancho del Paradiso Water Company and Armstrong Valley Water Company. These investor owned system served 1,624 accounts. The acquisitions were completed effective January 1, 1999 in exchange the equivalent of 75,164 shares of Company common stock. Because ratebase was set by the Commission above historic cost, $768,000 was recorded in additional paid in capital. The acquisitions were accounted for under purchase accounting. The purchases were completed on a non cash basis in which Dominguez issued its common stock valued at $923,000 and assumed debt obligations of $1,108,000.


         In cash purchase transactions, Dominguez completed two other water company asset acquisitions in 1999. The two companies served 288 customers. The acquisition was accounted for under purchase accounting.

         On April 12, 2000, Washington Water Service Company ("WWSC"), a wholly owned subsidiary of the Company, received approval from the Washington Utilities and Transportation Commission ("WUTC") to purchase the assets of Mirrormount Water Services and Lacamas Farmsteads Water Company. The acquisitions were completed in April 2000. Together the companies serve almost 800 customers and produce annual revenue of about $250,000.

         WWSC also purchased the assets of Robischon Engineers, Inc. in April 2000. This acquisition will add in-house engineering capabilities to the Washington operation. It will also enable WWSC to provide water system design services to other water providers.

         During 1999 the Company invested in a firm that provided meter-reading services in Santa Fe, New Mexico. In April 2000, the Company assumed responsibility for this contract. The Company's agreement is with Avistar, a subsidiary of Public Service of New Mexico, which operates the 26,000-account water system for the city.

Note 4.  Preferred Stock

As of December 31, 1999 and 1998, 380,000 shares of preferred stock were authorized. Dividends on outstanding shares are payable quarterly at a fixed rate before any dividends can be paid on common stock. Preferred shares are entitled to sixteen votes, each with the right to cumulative votes at any election of directors.

         The outstanding 139,000 shares of $25 par value cumulative, 4.4% Series C preferred shares are not convertible to common stock. A premium of $243,250 would be due upon voluntary liquidation of Series C. There is no premium in the event of an involuntary liquidation.

Note 5. Common Stockholders' Equity


The Company is authorized to issue 25,000,000 shares of $.01 par value common stock. As of December 31, 1999 and 1998, 15,093,627 and 15,014,598 shares of common stock were issued and outstanding, respectively. All shares of common stock are eligible to participate in the Company's dividend reinvestment plan. Approximately 10% of stockholders participate in the plan.


Stockholder Rights Plan In January 1998, the Board of Directors adopted a Stockholder Rights Plan (the Plan) and authorized a dividend distribution of one right (Right) to purchase 1/100th share of Series D Preferred Stock for each outstanding share of Common Stock. The Rights became effective in February 1998 and expire in February 2008. The Plan is designed to provide stockholders protection and to maximize stockholder value by encouraging a prospective acquirer to negotiate with the Board.

         Each Right represents a right to purchase 1/100th share of Series D Preferred Stock at the price of $120, subject to adjustment (the Purchase Price). Each share of Series D Preferred Stock is entitled to receive a dividend equal to 100 times any dividend paid on common stock and 100 votes per share in any stockholder election. The Rights become exercisable upon occurrence of a Distribution Date. A Distribution Date event occurs if (a) any person accumulates 15% of the then outstanding Common Stock, (b) any person presents a tender offer which causes the person's ownership level to exceed 15% and the Board determines the tender offer not to be fair to the Company's stockholders, or (c) the Board determines that a stockholder maintaining a 10% interest in the Common Stock could have an adverse impact on the Company or could attempt to pressure the Company to repurchase the holder's shares at a premium.

         Until the occurrence of a Distribution Date, each Right trades with the Common Stock and is not separately transferable. When a Distribution Date occurs: (a) the Company would distribute separate Rights Certificates to Common Stockholders and the Rights would subsequently trade separate from the Common Stock; and (b) each holder of a Right, other than the Acquiring Person (whose Rights will thereafter be void), will have the right to receive upon exercise at its then current Purchase Price that number of shares of Common Stock having a market value of two times the Purchase Price of the Right. If the Company merges into the acquiring person or enters into any transaction that unfairly favors the acquiring person or disfavors the Company's other stockholders, the Right becomes a right to purchase Common Stock of the acquiring person having a market value of two times the Purchase Price.

         The Board may determine that in certain circumstances a proposal that would cause a Distribution Date is in the Company stockholders' best interest. Therefore, the Board may, at its option, redeem the Rights at a redemption price of $.001 per Right.

Note 6.  Short-Term Borrowings

As of December 31, 1999, the Company maintained a bank line of credit providing unsecured borrowings of up to $20,000,000 at the prime lending rate or lower rates as quoted by the bank. Cal Water maintained a bank line of credit for an additional $30,000,000 on the same terms as the Company. The line of credit agreements, which expire April 2001, do not require minimum or specific compensating balances.

         Dominguez had a bank line of credit  arrangement  for  $4,500,000.  The
Dominguez line was terminated upon completion of the merger. Nothing was outstanding under the Dominguez line at the time of the Merger.

         The following table represents borrowings under the Company, Cal Water and Dominguez bank lines of credit.

                                                Dollars in Thousands
                                           1999           1998         1997

  Maximum short-term borrowings          $25,500        $25,700      $17,900
  Average amount outstanding               9,093         15,755        5,168
  Weighted average interest rate           6.52%          7.09%        7.22%
  Interest rate at December 31             7.11%          6.97%        7.29%


Note 7.  Long-Term Debt

As of December 31, 1999 and 1998, long-term debt outstanding was:

                                                                                       In Thousands
                                                  Interest       Maturity
                                    Series          Rate          Date           1999           1998
  First Mortgage Bonds:                J          8.86%           2023         $4,000          $4,000
                                       K          6.94%           2012          5,000           5,000
                                       P         7.875%           2002          2,595           2,610
                                       S          8.50%           2003          2,610           2,625
                                      BB          9.48%           2008         14,940          16,650
                                      CC          9.86%           2020         18,700          18,800
                                      DD          8.63%           2022         19,300          19,400
                                      EE          7.90%           2023         19,400          19,500
                                      FF          6.95%           2023         19,400          19,500
                                      GG          6.98%           2023         19,400          19,500
                                                                            ---------       ---------
                                                                              125,345         127,585

     Senior Notes:                     A          7.28%           2025         20,000          20,000
                                       B          6.77%           2028         20,000              --



     California Department of                     3.0% to
         Water Resources loans                       7.4%         2011-32       3,236           2,258

     Other long-term debt                                                       3,032           2,831
                                                                            ---------      ----------

         Total long-term debt                                                 171,613         152,674
     Less current maturities                                                    2,747           2,699
                                                                            ----------     ----------

         Long-term debt excluding current maturities                         $168,866        $149,975


         The Series J and K first mortgage bonds that were obligations of Dominguez became obligations of Cal Water at the time of the Merger. The other first mortgage bonds are also obligations of Cal Water. All bonds are held by institutional investors and secured by substantially all of Cal Water's utility plant. The unsecured senior notes are also obligations of Cal Water. They are held by institutional investors and require interest-only payments until maturity. The Department of Water Resources ("DWR") loans were financed under the California Safe Drinking Water Bond Act. Repayment of principal and interest on the DWR loans is through a surcharge on customer bills. Other long-term debt is primarily equipment financing arrangements with other financial institutions. Aggregate maturities and sinking fund requirements for each of the succeeding five years (2000 through 2004) are $2,747,000, $2,726,000, $5,203,000,
$5,405,000, and $2,722,000.

Note 8.  Income Taxes
Income tax expense consists of the following:

                                           In Thousands

                                         Federal          State           Total
     1999              Current            $8,291         $2,560         $10,851
                       Deferred            2,769          (105)           2,664
                       Total             $11,060         $2,455         $13,515

     1998              Current            $6,667         $2,388          $9,055
                       Deferred            2,679          (309)           2,370
                       Total              $9,346         $2,079         $11,425

     1997              Current            $9,922         $3,160         $13,082
                       Deferred            2,484          (124)           2,360
                       Total             $12,406         $3,036         $15,442


    Income tax expense computed by applying the current federal tax rate of 35% tax rate to pretax book income differs from the amount shown in the Consolidated
Statement of Income. The difference is reconciled in the table below:

                                                                        In Thousands
                                                               1999           1998            1997



  Computed "expected" tax expense                             $12,420        $10,950        $14,420
  Increase (reduction) in taxes due to:
     State income taxes net of federal tax benefit              1,624          1,442          1,973
     Investment tax credits                                      (184)          (167)          (162)
     Other                                                       (345)          (800)          (789)
  Total income tax                                            $13,515        $11,425        $15,442

The components of deferred income tax expense were:

                                                                            In Thousands
                                                               1999           1998            1997

  Depreciation                                                $2,974         $3,007          $2,753
  Developer advances and contributions                          (749)          (798)           (334)
  Bond redemption premiums                                       (62)           (62)            (62)
  Investment tax credits                                         (94)           (93)            (93)
  Other                                                          595            316              96
  Total deferred income tax expense                           $2,664         $2,370          $2,360

The tax effects of differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented in the following table:

                                                                                    In Thousands
                                                                              1999            1998
  Deferred tax assets:
      Developer deposits for extension agreements
           and contributions in aid of construction                         $40,595         $42,251
      Federal benefit of state tax deductions                                 6,040           2,524
      Book plant cost reduction for future deferred
           ITC amortization                                                   1,679           1,727
      Insurance loss provisions                                                 821             271
      Pension plan                                                              794             626
      Other                                                                   2,886           1,609
  Total deferred tax assets                                                  52,815          49,008

  Deferred tax liabilities:
         Utility plant, principally due to depreciation differences          77,520          79,110
         Premium on early retirement of bonds                                 1,091           1,152
     Total deferred tax liabilities                                          78,611          80,262
         Net deferred tax liabilities                                       $25,796         $31,254

         A valuation allowance was not required during 1999 and 1998. Based on historic taxable income and future taxable income projections over the period in which the deferred assets are deductible, management believes it is more likely than not that the Company will realize the benefits of the deductible differences.


Note 9. Employee Benefit Plans

Pension Plan The Company provides a qualified defined benefit, non-contributory pension plan for substantially all employees. The cost of the plan was charged to expense and utility plant. The Company makes annual contributions to fund the amounts accrued for pension cost. Plan assets are invested in mutual funds, pooled equity, bonds and short-term investment accounts. The data below includes the unfunded, non-qualified, supplemental executive retirement plan.

Savings Plan The Company sponsors a 401(k) qualified, defined contribution savings plan that allowed participants to contribute up to 15% of pre-tax compensation in 1999, increasing to 18% in 2000. The Company matches fifty cents for each dollar contributed by the employee up to a maximum Company match of 4.0%. Company contributions were $1,126,000, $1,078,000, and $1,045,000, for the years 1999, 1998 and 1997.

Other Postretirement Plans The Company provides substantially all active employees with medical, dental and vision benefits through a self-insured plan. Employees retiring at or after age 58 with 10 or more years of service are offered, along with their spouses and dependents, continued participation in the plan by payment of a premium. Retired employees are also provided with a $5,000 life insurance benefit. Plan assets are invested in a mutual fund, short-term money market instruments and commercial paper.

         The Company records the costs of postretirement benefits during the employees' years of active service. The Commissions have issued decisions that authorize rate recovery of tax deductible funding of postretirement benefits and permit recording of a regulatory asset for the portion of costs that will be recoverable in future rates.

         The following table reconciles the funded status of the plans with the accrued pension liability and the net postretirement benefit liability as of December 31, 1999 and 1998:

                                                                          In Thousands
                                                             Pension Benefits          Other Benefits
                                                           1999         1998        1999        1998
  Change in benefit obligation:
  Beginning of year                                      $61,396      $54,731      $9,900      $8,884
  Service cost                                             2,899        2,399         498         405
  Interest cost                                            3,894        3,747         689         623
  Assumption change                                       (6,669)       2,313       (929)         303
  Plan amendment                                             744           --          --       1,101
  Experience (gain) or loss                               (3,900)         833         433        (904)
  Benefits paid                                           (2,672)      (2,627)       (396)       (512)
  End of year                                            $55,692      $61,396     $10,195      $9,900

  Change in plan assets:
  Fair value of plan assets at beginning of year         $57,050      $54,116      $1,723      $1,407
  Actual return on plan assets                             6,453        3,479         206         169
  Employer contributions                                     177        2,082          28         659
  Retiree contributions                                       --           --         343         357
  Benefits paid                                           (2,672)      (2,627)       (739)       (869)
  Fair value of plan assets at end of year               $61,008      $57,050      $1,561      $1,723

  Funded status                                           $5,317      $(4,346)    $(8,634)    $(8,177)



  Unrecognized actuarial (gain) or loss                  (16,204)      (3,676)        556       1,168
  Unrecognized prior service cost                          4,971        4,916         959       1,030
  Unrecognized transition obligation                          --           --       3,228       3,476
  Unrecognized net initial asset                             455          683         369         397
  Net amount recognized                                  $(5,461)     $(2,423)    $(3,522)    $(2,106)


Amounts recognized on the balance sheet consist of:
                                                                           In Thousands
                                                             Pension Benefits          Other Benefits
                                                           1999         1998        1999        1998

  Accrued benefit costs                                  $(5,461)     $(2,423)    $(3,522)    $(2,106)
  Additional minimum liability                            (1,460)          --          --          --
  Intangible asset                                           943           --          --          --
  Accumulated other comprehensive loss                       517           --          --          --
  Net amount recognized                                  $(5,461)     $(2,423)    $(3,522)    $(2,106)

                                                             Pension Benefits          Other Benefits
                                                           1999         1998        1999        1998
  Weighted-average assumptions as of December 31:
        Discount rate                                       7.50%        6.75%       7.50%       6.75%
        Long-term rate of return on plan assets             8.00%        8.00%       8.00%       8.00%
        Rate of compensation increases                      4.50%        4.50%         --          --

Net periodic benefit costs for the pension and other postretirement plans for the years ending December 31, 1999, 1998 and 1997 included the following components:

                                                                    In Thousands
                                                Pension Plan                       Other Benefits
                                        1999       1998          1997         1999       1998       1997

  Service cost                         $2,899     $2,399        $1,978         $498       $405       $315
  Interest cost                         3,894      3,747         3,481          689        623        589
  Expected return on
    plan assets                        (4,450)    (4,199)       (3,664)        (144)      (117)       (84)
  Net amortization and
    deferral                              871        683           634          401        360        348
  Net periodic benefit cost            $3,214     $2,630        $2,429       $1,444     $1,271     $1,168

         Postretirement benefit expense recorded in 1999, 1998, and 1997 was $1,064,000, $666,000, and $642,000. $4,194,000, which is recoverable through future customer rates, is recorded as a regulatory asset. The Company intends to make annual contributions to the plan up to the amount deductible for tax purposes.

         For 1999 measurement purposes, the Company assumed a 5.5% annual rate of increase in the per capita cost of covered benefits was assumed; the rate was assumed to decrease gradually to 5% in the year 2000 and remain at that level thereafter. For

Dominguez, the corresponding rate of increase in the per capita cost of covered benefits was 6.0%. The health care cost trend rate assumption has a significant effect on the amounts reported. A one-percentage point change in assumed health care cost trends is estimated to have the following effect:

                                                           In Thousands
                                               1-percentage         1-percentage
                                              Point Increase      Point Decrease
Effect on total service and interest costs         $264                $(176)
Effect on accumulated postretirement
    benefit obligation                           $1,444              $(1,177)


Note 10.  Stock-Based Compensation Plans

Certain key  executives  participated  in Dominguez'  1997 Stock  Incentive Plan
(Plan). The Plan was terminated at the time Dominguez merged with the Company.


         Under SFAS No. 123, "Accounting for Stock-Based Compensation", the Company elected to apply the provisions of APB Opinion 25 and provide the proforma disclosure provisions required by the Statement. Accordingly, no compensation cost has been recognized in the supplemental consolidated financial statements for stock options that have been granted. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, the Company's 1999, 1998 and 1997 net income would not have changed materially from the amount reported on the consolidated statement of income. Basic and diluted earnings per share would also be unchanged.


         The Plan provided that in the event of a merger of Dominguez into another entity, granted but unexercised stock options issued under the Plan would become exercisable. At the time of the Merger, 37,900 shares of Dominguez common stock were outstanding under the Plan. These options were exercised and converted into Dominguez shares prior to the Merger and were equivalent to 52,300 shares of Company common stock when converted at the 1.38 exchange rate at the time of the Merger.


         At December 31, 1999, 1998 and 1997, the number of options outstanding under the Dominguez Plan stated in terms of Company common shares as if the options were converted to Company common stock at the 1.38 exchange rate at the time of the Merger were 52,400, 56,200 and 35,600. The year-end weighted average exercise prices were $23.44, $23.38 and $22.54 for 1999, 1998 and 1997, respectively.


         At the Company's 2000 annual meeting, stockholders approved a Long Term Incentive Plan. In June 2000, 53,500 options were granted under the plan to the Company's 13 officers. The options vest at a 25% rate over their first four years and are exercisable over a ten-year period.

Note 11. Fair Value of Financial Instruments

For those financial instruments for which it is practicable to estimate a fair value the following methods and assumptions were used. For cash equivalents, the carrying amount approximates fair value because of the short-term maturity of the instruments. The fair value of the Company's long-term debt is estimated at $189,400,000 as of December 31, 1999, and $166,165,000 as of December 31, 1998,
using a discounted cash flow analysis, based on the current rates available to the Company for debt of similar maturities. The fair value of advances for construction contracts is estimated at $33,000,000 as of December 31, 1999, and $32,000,000 as of December 31, 1998, based on data provided by brokers.


Note 12. Quarterly Financial Data (Unaudited)


The Company's common stock is traded on the New York Stock Exchange under the symbol "CWT". Quarterly dividends have been paid on common stock for 220 consecutive quarters and the quarterly rate has been increased each year since
1968.

                                                       1999 - in thousands except per share amounts

                                                          first        second        third     fourth

  Operating revenue                                     $45,657       $59,233      $72,295    $57,752
  Net operating income                                    5,200         8,440       11,922      7,060
  Net income                                              2,868         6,089        8,706      4,308
  Basic and diluted earnings per share                      .19           .40          .57        .28




                                                       1998 - in thousands except per share amounts


                                                          first        second        third     fourth
  Operating revenue                                     $41,357       $51,441      $71,062    $51,066
  Net operating income                                    4,985         7,130       12,816      6,750
  Net income                                              1,969         4,028       10,173      3,690
  Basic and diluted earnings per share                      .13           .26          .68        .24

                          Independent Auditors' Report

The Stockholders and Board of Directors
California Water Service Group


We have audited the accompanying supplemental consolidated balance sheets of California Water Service Group and subsidiaries as of December 31, 1999 and 1998, and the related supplemental consolidated statements of income, common stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the consolidated financial statements of Dominguez Services Corporation and subsidiaries, which financial statements reflect total assets constituting 9.0 percent and 8.6 percent as of December 31, 1999 and 1998, respectively, and total revenues constituting 12.1 percent, 11.8 percent, and 11.9 percent for each of the years in the three-year period ended December 31, 1999, respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Dominguez Services Corporation and subsidiaries, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


The supplemental consolidated financial statements give retroactive effect to the merger of California Water Service Group and Dominguez Services Corporation on May 25, 2000, which has been accounted for as a pooling-of-interests as described in the footnote captioned "Basis of Presentation" to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of California Water Service Group and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the report of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of California Water Service Group and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


                                                               /s/ KPMG LLP


Mountain View, California
July 27, 2000